(h)(3)(G)(iii)

SECOND AMENDMENT TO INVESTMENT COMPANY INSTITUTE

FEE ALLOCATION AGREEMENT

This second amendment, effective as of March 27, 2008 amends the Investment Company Institute Fee Allocation Agreement (the "Agreement'), dated as of March 24, 2004, by and among the ING Funds listed on Amended Schedule A (each a "Fund," collectively the "Funds") each acting on its own behalf, and on behalf of its series, and ING Investments, LLC and Directed Services LLC (together, the "Managers").

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of March 27, 2008.

NOW, THEREFORE, the parties agree as follows:

1.Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 1. Allocation of ICI Fees

The Managers will pay eighty percent (80%) of the ICI Fees attributable to Funds. The amount allocated to the Managers will be based upon the Funds' respective net assets under management.

Each Fund will pay a pro rata portion of the remaining twenty percent (20%) of the ICI Fees attributable to the Funds based upon the percentage of each Fund's net assets under management.

2.In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the date and year first above written.

ING INVESTMENTS, LLC	DIRECTED SERVICES LLC
___/s/ Todd Modic_________________	___/s/ Todd Modic_________________
By: Todd Modic	By: Todd Modic
Senior Vice President	Vice President
ON BEHALF OF ALL FUNDS
SET FORTH ON SCHEDULE A
____/s/ Michael Roland_____________
By: Michael Roland
Executive Vice President

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